INDEPENDENT AUDITOR'S REPORT



To the Shareholders and
Board of Trustees of the
  Michigan Heritage Fund

     We have audited the accompanying statement of assets and liabilities assets of The Michigan Heritage Fund including the schedule of investments as of December 31, 1997, and the related statements of operations, and the financial highlights for the period July 27, 1997 (commencement of investment operations) to December 31, 1997. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1997, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In  our  opinion,  the  financial  statements,   schedule,   and  financial
highlights referred to above present fairly, in all material respects, the financial position of The Michigan Heritage Fund as of December 31, 1997, the results of its operations and the changes in net assets, and the financial highlights for the period July 27, 1997 (commencement of investment operations) to December 31, 1997, in conformity with generally accepted accounting principles.





Abington, Pennsylvania
February 13, 1998                                   Certified Public Accountants